UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 20, 2014

Landmark Apartment Trust of America, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-52612	20-3975609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3505 E Frontage Road, Suite 150 Tampa, Florida	33607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 281-2907

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 20, 2014, the Board of Directors (the “Board of Directors”) of Landmark Apartment Trust of America, Inc. (the “Company”) appointed Mr. Stanley J. Olander, Jr. as the Chief Financial Officer of the Company, effective immediately. Mr. Olander has served as the Chief Executive Officer and a director of the Company since December 2005. In connection with Mr. Olander’s appointment, on March 20, 2014, the Board of Directors appointed Mr. James G. Miller, the Company’s former Chief Financial Officer, as the Company’s Chief Operating Officer and Chief Accounting Officer, effective immediately.

Mr. Olander, age 59, is the Chief Executive Officer and a director of the Company and has served as the Company’s Chief Financial Officer since March 2014. From December 2006 until August 2012, he served as Chairman of the Board of Directors, and from April 2007 until March 2010, he served as the Company’s President. Mr. Olander also served as the Company’s Chief Financial Officer from November 2010 until June 2011. Since January 2006, Mr. Olander has served as a managing member of ROC REIT Advisors, LLC, the Company’s former advisor. From December 2005 until November 2010, he served as Chief Executive Officer of Grubb & Ellis Apartment REIT Advisor, LLC (“Grubb & Ellis REIT Advisor”), and from April 2007 until November 2010, he served as the President of Grubb & Ellis REIT Advisor. From December 2007 until November 2010, Mr. Olander served as the Executive Vice President, Multifamily Division of Grubb & Ellis Company, where he also served in various capacities within the organization from December 2005 until November 2010, including serving as Chief Executive Officer, President and chairman of the board of directors of Grubb & Ellis Residential Management, Inc. from August 2007 until November 2010. From 1996 until April 2005, Mr. Olander served as President and Chief Financial Officer and a member of the board of directors of Cornerstone Realty Income Trust, Inc. (“Cornerstone”), a publicly traded apartment REIT listed on the New York Stock Exchange with a market capitalization of approximately $1.5 billion. In 2005, Mr. Olander oversaw the sale of Cornerstone. Mr. Olander has been responsible for the acquisition and financing of approximately 70,000 apartment units during his career. Mr. Olander received a B.S. degree in Business Administration from Radford University and an M.A. degree in Real Estate and Urban Land Development from Virginia Commonwealth University.

Mr. Miller, age 47, has served as Chief Operating Officer and Chief Accounting Officer of the Company since March 2014 and previously served as the Chief Financial Officer of the Company from April 2013 to March 2014. From January 2005 to April 2013, Mr. Miller served as the Chief Financial Officer for Elco Landmark Residential Holdings, LLC, which engages in the rental of residential apartment communities in the southeast and is a member of the Elco Holdings family of companies and a subsidiary of ELCO Holdings, LTD, an Israel publicly traded company. From October 2000 until December 2004, Mr. Miller served as Vice President of finance for WRH Income Properties, Inc., a privately owned full-service multifamily property management company, which had multifamily assets totaling $300 million. From August 1997 to October 2000, Mr. Miller served as Controller for Inacom Information Systems, a Delaware-based technology solutions provider that was traded on the New York Stock Exchange. Mr. Miller was responsible for the financial operations of the southeast division of Inacom Information Systems, which had annual revenues of $2 billion. In addition, from January 1994 to August 1997, he served as Manager of Accounting and Finance for Total Tire Care, a retail entity, which grew into a 700-store chain located in 13 states. Prior to that, he served as an auditor for Arthur Anderson, a Chicago based accounting firm, from August 1991 to January 1994, and NationsBank, a North Carolina based financial institution which subsequently merged to become Bank of America, from August 1989 to August 1991. Mr. Miller holds a Bachelor of Science degree in Finance from Florida State University and a Masters in Business Administration from the University of South Florida. He is also a Certified Public Accountant.

Since January 1, 2013, there have been two related party transactions involving the Company and Mr. Miller. On January 15, 2014, the Company acquired 44.76% of the general partnership interests and 6.34% of the limited partnership interests for approximately $9.1 million in a joint venture that owns a multifamily residential apartment property in Orange Park, Florida, known as Landmark at Maple Glen Apartments (“Maple Glen”). The contributors of Maple Glen were Elco Landmark at Maple Glen Management LLC, Main Street Residential Maple Glen LLC and Mr. Miller. Elco Landmark at Maple Glen Management, LLC is affiliated with two of the Company’s directors, Joseph G. Lubeck and Michael Salkind. In addition, in 2013, Elco Landmark Residential Management LLC (“ELRM”) and Elco Landmark Residential Holdings II LLC (“Holdings II”) reimbursed the Company for 25% of Mr. Miller’s compensation, or approximately $77,963. ELRM and Holdings II are affiliated with two of the Company’s directors, Messrs. Lubeck and Salkind.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 26, 2014	Landmark Apartment Trust of America, Inc.

	By:	/s/ B. Mechelle Lafon

	Name:	B. Mechelle Lafon

	Title:	Assistant Chief Financial Officer, Treasurer and Secretary